Exhibit 99.1

SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER AND THE YEAR ENDED

DECEMBER 31, 2010

SI FINANCIAL GROUP, INC. ANNOUNCES DATE OF ANNUAL STOCKHOLDERS’ MEETING

Willimantic, Connecticut— February 16, 2011. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $959,000, or $0.08 basic and diluted earnings per common share, for the quarter ended December 31, 2010 versus net income of $620,000, or $0.05 basic and diluted earnings per share, for the quarter ended December 31, 2009. The Company reported net income for the year ended December 31, 2010 of $3.0 million, or $0.26 basic and diluted earnings per share, compared to net income of $435,000, or $0.04 basic and diluted earnings per share, for the year ended December 31, 2009.

Net interest income increased 6.7% to $6.6 million and increased 6.2% to $26.1 million for the quarter and year ended December 31, 2010, respectively, compared to the same periods in the prior year. For both periods, the increase in net interest income was due to a lower cost of funds and an increase in the average balance of interest-earning assets, offset by an increase in average deposits and a decrease in the average rate earned on interest-earning assets.

The provision for loan losses increased $10,000 and decreased $1.9 million for the quarter and year ended December 31, 2010, respectively, compared to the same periods in the prior year. The lower provision in 2010 resulted from a reduction in net loan charge-offs, predominately in commercial real estate loans, offset by an increase in specific reserves on nonperforming loans. Net loan charge-offs were $994,000 for the year ended December 31, 2010, compared to $4.0 million for the year ended December 31, 2009. Higher loan charge-offs for 2009 primarily related to two commercial construction relationships aggregating $2.3 million. At December 31, 2010, nonperforming loans totaled $4.9 million, compared to $3.0 million at December 31, 2009. Commercial real estate loans totaling $1.8 million contributed to the increase in the nonperforming loans in 2010. Specific reserves relating to nonperforming loans increased to $482,000 at December 31, 2010, compared to $267,000 at December 31, 2009.

Noninterest income was $2.6 million and $2.7 million for the quarters ended December 31, 2010 and 2009, respectively, and $10.7 million and $10.2 million for the years ended December 31, 2010 and 2009, respectively. Mortgage banking fees increased $326,000 and $383,000 for the quarter and year ended December 31, 2010, respectively, resulting from residential mortgage loan sales of $48.7 million for the year ended December 31, 2010 compared to $56.3 million for the year ended December 31, 2009. The Company realized net gains on the sale of securities for the quarters ended December 31, 2010 and 2009 of $0 and $158,000, respectively, and $878,000 and $285,000 for the years ended December 31, 2010 and 2009, respectively. Wealth management fees rose $16,000 and $171,000 for the quarter and year ended December 31, 2010, respectively, resulting from an increase in trust service fees. Service fees increased $60,000 for the year ended December 31, 2010 primarily due to higher electronic banking usage. For the year ended December 31, 2010, the Company recorded other-than-temporary impairment charges on one non-agency mortgage-backed security totaling $492,000, compared to $228,000 for the year ended December 31, 2009. The Company did not record other-than-temporary impairment charges during the quarter ended December 31, 2010, compared to $78,000 for the same period in 2009. For the quarter and year ended December 31, 2010, the Company recognized unrealized losses related to a decline in the fair value of two trading securities totaling $279,000 and $408,000, respectively. Other noninterest income for the year ended December 31, 2010 was offset by impairment charges of $12,000 to reduce the carrying value in the Bank’s small business investment company limited partnerships, compared to impairment charges of $383,000 for the same period in 2009.

Noninterest expenses decreased $217,000 for the quarter ended December 31, 2010 and increased $113,000 for the year ended December 31, 2010, compared to the same periods in 2009. Salary expense and related payroll taxes were lower for 2010 compared to 2009 due to lower staffing levels and a reduction in share-based compensation expense. For both the quarter and year ended December 31,

2010, the Company experienced increases in costs associated with computer and electronic banking services expense as a result of increased telecommunications costs and transaction activity. Noninterest expenses for 2009 reflected an FDIC-imposed industry-wide 5 basis point special assessment of $393,000 and prepayment penalties totaling $111,000 for the early extinguishment of Federal Home Loan Bank borrowings.

Total assets increased $54.1 million, or 6.2%, to $926.4 million at December 31, 2010 from $872.4 million at December 31, 2009, principally due to increases of $54.1 million in cash and cash equivalents and $7.0 million in loans held for sale, offset by decreases of $3.3 million in securities, $2.4 million in other real estate owned, $1.5 million in net loans receivable, $973,000 in prepaid FDIC deposit insurance assessment, $843,000 in premises and equipment and $349,000 in net deferred tax assets. Cash and cash equivalents increased as a result of subscription funds received from the stock offering totaling $48.3 million. The decrease in the Company’s securities portfolio was due to a reduction in mortgage-backed securities, U.S. government and agency obligations and tax-exempt municipal bonds, offset by increases in government-sponsored enterprise securities and corporate debt securities. A decline in loan originations and the sale of residential mortgage loans contributed to the decrease in net loans receivable. Total loan originations decreased $24.3 million, or 16.6%, during 2010 versus 2009 due to reduced demand and more stringent underwriting standards, as a result of adverse economic conditions. Lower loan originations were offset by the purchase of $54.0 million in USDA and SBA loans that are fully guaranteed by the U.S. government. The Company obtained ownership of one commercial and eight residential properties aggregating $1.8 million into other real estate owned, offset by the sale of seven residential and three commercial properties at a net loss aggregating $62,000. The decrease in net unrealized losses on available for sale securities resulted in a decrease in net deferred tax assets. An increase in accumulated depreciation and amortization contributed to the decrease in premises and equipment at December 31, 2010.

Total liabilities were $845.3 million at December 31, 2010 compared to $794.9 million at December 31, 2009. Deposits increased $1.9 million, or 0.3%, which included increases in NOW and money market accounts of $27.1 million and noninterest-bearing deposits of $1.4 million, offset by decreases in certificates of deposit of $21.7 million and savings accounts of $4.8 million. Deposit growth was attributable to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $1.9 million from $124.3 million at December 31, 2009 to $122.4 at December 31, 2010, resulting from net repayments of Federal Home Loan Bank advances. Subscription funds received from the stock offering totaling $48.3 million contributed to the increase of $50.4 million in other liabilities.

Total stockholders’ equity increased $3.6 million from $77.5 million at December 31, 2009 to $81.1 million at December 31, 2010. The increase in stockholders’ equity was attributable to earnings of $3.0 million and a decrease in net unrealized losses on securities aggregating $714,000 (net of taxes), offset by dividends of $375,000. At December 31, 2010, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

Effective January 12, 2011, the Company completed its public stock offering and the concurrent conversion of Savings Institute Bank and Trust Company from the mutual holding company form of organization to the stock form of organization. A total of 6,544,493 shares of common stock were sold in the subscription and community offerings at $8.00 per share, including 392,670 shares purchased by the Savings Institute Bank & Trust Company Employee Stock Ownership Plan. Additional shares totaling 4,032,356 were issued in exchange for shares of the former SI Financial Group, Inc., at an exchange ratio of 0.8981. Shares outstanding after the stock offering and the exchange total 10,576,849.

“We are pleased with the successful completion of our second step stock conversion. We are profoundly grateful for the support we received from depositors, shareholders and the community. The proceeds from the offering will provide additional capital to support continued lending and operational growth,” commented Rheo A. Brouillard, President and Chief Executive Officer.

The Company’s annual meeting of stockholders will be held at the Savings Institute Bank and Trust Company’s Training Center, 579 North Windham Road, North Windham, Connecticut on May 11, 2011 at 9:00 a.m. local time.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

(Dollars In Thousands / Unaudited)	December 31, 2010	December 31, 2009
ASSETS
Noninterest-bearing cash and due from banks	$11,204	$12,889
Interest-bearing cash and cash equivalents	67,117	11,315
Securities	188,672	191,950
Loans held for sale	7,371	396
Loans receivable, net	606,214	607,692
Bank-owned life insurance	9,024	8,734
Other real estate owned	1,285	3,680
Other assets	35,522	35,698

Total assets	$926,409	$872,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$660,714	$658,787
Borrowings	122,417	124,348
Other liabilities	62,174	11,757

Total liabilities	845,305	794,892

Stockholders’ equity	81,104	77,462

Total liabilities and stockholders’ equity	$926,409	$872,354

SELECTED OPERATING DATA:

(Dollars In Thousands / Unaudited)	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Interest and dividend income	$9,732	$10,458	$39,875	$43,385
Interest expense	3,158	4,298	13,824	18,861

Net interest income	6,574	6,160	26,051	24,524

Provision for loan losses	210	200	902	2,830

Net interest income after provision for loan losses	6,364	5,960	25,149	21,694

Noninterest income	2,610	2,682	10,685	10,181
Noninterest expenses	7,542	7,759	31,518	31,405

Income before income taxes	1,432	883	4,316	470

Provision for income taxes	473	263	1,313	35

Net income	$959	$620	$3,003	$435

SELECTED OPERATING DATA – Continued:

(Unaudited)	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Earnings per share:
Basic	$0.08	$0.05	$0.26	$0.04
Diluted	$0.08	$0.05	$0.26	$0.04

Weighted-average shares outstanding:
Basic	11,478,851	11,458,262	11,471,107	11,450,541
Diluted	11,490,301	11,458,262	11,479,082	11,450,541

SELECTED FINANCIAL RATIOS:

(Dollars in Thousands / Unaudited)	At or For the Three Months Ended December 31,		At or For the Years Ended December 31,
	2010	2009	2010	2009
Selected Performance Ratios:
Return on average assets (1)	0.42%	0.28%	0.34%	0.05%
Return on average equity (1)	4.62	3.15	3.70	0.58
Interest rate spread	2.84	2.64	2.88	2.67
Net interest margin	3.08	2.94	3.12	2.98
Efficiency ratio (2)	82.12	88.55	86.71	90.64

Asset Quality Ratios:
Allowance for loan losses			$4,799	$4,891
Allowance for loan losses as a percent of total loans (4)			0.78%	0.80%
Allowance for loan losses as a percent of nonperforming loans			97.44	162.65
Nonperforming loans			$4,925	$3,007
Nonperforming loans as a percent of total loans (4)			0.80%	0.49%
Nonperforming assets (3)			$6,210	$6,687
Nonperforming assets as a percent of total assets			0.67%	0.77%

(1)	Quarterly ratios have been annualized.
(2)

Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3)	Nonperforming assets consist of nonperforming loans and other real estate owned.
(4)	Total loans exclude net deferred costs and include loans held for sale.

CONTACT:

Diane Phillips

Executive Assistant/Investor Relations Administrator

Email: investorrelations@banksi.com

(860) 456-6514